Party A – The Royal Bank of Scotland plc

Party B –  The Bank of New York, not individually, but solely as trustee (the “Supplemental Interest Trust Trustee”) on behalf of the Supplemental Interest Trust with respect to the Nationstar Home Equity Loan Asset-Backed Certificates, Series 2007-A

Paragraph 13.  Elections and Variables

(a)

Security Interest for “Obligations”.  The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A:  Not applicable.

With respect to Party B:  Not applicable.

(b)

Credit Support Obligations.

(i)  Delivery Amount, Return Amount and Credit Support Amount.

(A)

“Delivery Amount” has the meaning specified in Paragraph 3(a), except that (I) the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced by the words “not later than the close of business on each Valuation Date” and (II) the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” shall be deleted and replaced by the following:

“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greatest of

(1)

the amount by which (a) the S&P Collateral Amount for such Valuation Date exceeds (b) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party,

(2)

the amount by which (a) the Moody’s First Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody’s First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party, and

(3)

the amount by which (a) the Moody’s Second Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party.”

(B)

“Return Amount” has the meaning specified in Paragraph 3(b), except that the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” shall be deleted and replaced by the following:

“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the least of

(1)

the amount by which (a) the S&P Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Collateral Amount for such Valuation Date,

(2)

the amount by which (a) the Moody’s First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s First Collateral Amount for such Valuation Date, and

(3)

the amount by which (a) the Moody’s Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Second Collateral Amount for such Valuation Date.”

(C)

“Credit Support Amount” shall not apply.  For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P Collateral Amount, the Moody’s First Collateral Amount, or the Moody’s Second Collateral Amount, in each case for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

The “S&P Collateral Amount” means, for any Valuation Date, zero, provided that for so long as a First Rating Trigger Event with respect to S&P has occurred and is continuing for at least 30 days or a Second Rating Trigger Event with respect to S&P has occurred and is continuing, the S&P Collateral Amount shall equal the sum of (I) Party B’s Exposure and (II) the sum, for each transaction to which this Annex relates, of the product

S&P Volatility Buffer*Hedge Notional, where

“Hedge Notional” means the notional amount of the relevant Transaction for the relevant Calculation Period.

“ S&P Volatility Buffer ” means, for any Transaction, the related percentage set forth in the following table.

The higher of the S&P short-term credit rating of (i) Party A and (ii) the Credit Support Provider of Party A, if applicable	Remaining Weighted Average Maturity up to 3 years	Remaining Weighted Average Maturity up to 5 years	Remaining Weighted Average Maturity up to 10 years	Remaining Weighted Average Maturity up to 30 years
At least “A-2”	2.75%	3.25%	4.00%	4.75%
“A-3”	3.25%	4.00%	5.00%	6.25%
“BB+” or lower	3.50%	4.50%	6.75%	7.50%

The “Moody’s First Collateral Amount” means zero, provided that for so long as (A) a First Rating Trigger Event with respect to Moody’s has occurred and is continuing and either (i) such event existed at the time this Annex was executed or assigned or (ii) at least 30 Local Business Days have elapsed since such event occurred and (B)(i) no Second Rating Trigger Event with respect to Moody’s has occurred and is continuing or (ii) less than 30 Local Business Days have elapsed since the occurrence of a Second Rating Trigger Event with respect to Moody’s, then the Moody’s First Collateral Amount shall equal the sum of (I) Party B’s Exposure and (ii) the sum, over all Transactions, of

Min [15*DV01, 2%*Hedge Notional]; and

The “Moody’s Second Collateral Amount” means zero, provided that, for so long as a Second Rating Trigger Event with respect to Moody’s has occurred and has been continuing for 30 or more Local Business Days, then the Moody’s Second Collateral Amount shall equal

Max [0, Next Payment, Party B’s Exposure + Additional Amount], where

Next Payment = the sum of the net payments due from Party A to Party B (if any) on the next payment date for all Transactions.

Additional Amount = the sum, over all Transactions of

(a)

with respect to each Transaction that is a single currency swap with a fixed notional amount for each Calculation Period, Min [50*DV01, 8%* Aggregate Hedge Notional], and

(b)

with respect to each Transaction that is not a single-currency swap with a fixed notional amount for each Calculation Period, Min [65*DV01, 10%* Aggregate Hedge Notional], where

DV01 = Party A’s estimate of the change in the mid-market value of Party B’s Exposure resulting from a one basis point change in the swap curve, and

Aggregate Hedge Notional = the aggregate of the applicable notional amounts of all Transactions for the relevant Calculation Period.

(ii)  Eligible Collateral.  The following items will qualify as “Eligible Collateral” for the party specified (for the avoidance of doubt, all Eligible Collateral to be denominated in USD):

Collateral Type	S&P Valuation Percentage	Moody’s Valuation Percentage at First Trigger Rating Event	Moody’s Valuation Percentage at Second Trigger Rating Event
(A) Cash, in the form of USD	100%	100%	100%
(B) Negotiable Debt Obligations (as defined below) issued by the Government of the United States of America having a remaining maturity of not more than one year.	98.9%	100%	100%
(C) Negotiable Debt Obligations issued by the Government of the United States of America having a remaining maturity of more than one but not more than two years.	98.0%	100%	99%
(D) Negotiable Debt Obligations issued by the Government of the United States of America having a remaining maturity of more than two but not more than three years.	97.4%	100%	98%
(E) Negotiable Debt Obligations issued by the Government of the United States of America having a remaining maturity of more than three but not more than five years.	95.5%	100%	97%
(F) Negotiable Debt Obligations issued by the Government of the United States of America having a remaining maturity of more than five but not more than seven years.	93.7%	100%	96%
(G) Negotiable Debt Obligations issued by the Government of the United States of America having a remaining maturity of more than seven but not more than ten years.	92.5%	100%	94%
(H) Negotiable Debt Obligations issued by the Government of the United States of America having a remaining maturity of more than ten but not more than twenty years.	91.1%	100%	90%
(I) Negotiable Debt Obligations issued by the Government of the United States of America having a remaining maturity of more than twenty years.	88.6%	100%	88%

As used above, the following terms have the indicated meanings:

“Negotiable Debt Obligation” means a debt obligation in a stated principal amount with a non-variable fixed maturity, which cannot be redeemed by its issuer before its maturity nor put to the issuer for redemption before its maturity. It must bear interest on its stated principal amount at a non-variable fixed rate until maturity (or, in the case of an obligation with an original maturity of less than one year, bear no interest at all).

(iii)  Other Eligible Support.  The following items will qualify as “Other Eligible Support” for the party specified:  Not Applicable.

(iv)  Thresholds.

(A)

“Independent Amount” means with respect to Party A:  Not Applicable.

“Independent Amount” means with respect to Party B:  Not Applicable.

(B)

“Threshold” means with respect to Party A, infinity, provided that for so long as (1) a First Rating Trigger Event with respect to Moody's has occurred and is continuing and either (i) such First Rating Trigger Event existed at the time this Annex was executed or (ii) at least 30 Local Business days have elapsed since such First Rating Trigger Event occurred, or (2) a First Rating Trigger Event with respect to S&P has occurred and is continuing for at least 30 days or a Second Rating Trigger Event with respect to S&P has occurred and is continuing, the Threshold with respect to Party A shall be zero.

“Threshold” means with respect to Party B, infinity.

(C)

“Minimum Transfer Amount” means with respect to Party A: USD 100,000, and with respect to Party B: USD 100,000, provided, that if the aggregate principal balance of Certificates rated by S&P ceases to be more than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000 and provided further that if a Party is a Defaulting Party, or the Affected Party under an Additional Termination Event, the Minimum Transfer Amount for such party shall be zero.

(D)

Rounding.  The Delivery Amount and the Return Amount will be rounded up and down, respectively, to the nearest integral multiple of $10,000.

(c)

(i) External Verification.  Notwithstanding anything to the contrary in the definitions of Valuation Agent or Valuation Date, at any time at which Party A (or, to the extent applicable, its Credit Support Provider) does not have a long-term unsubordinated and unsecured debt rating of at least “BBB+” from S&P, the Valuation Agent shall (A) calculate the Secured Party’s Exposure and the S&P Value (as defined below) of Posted Credit Support on each Valuation Date based on internal marks and (B) verify such calculations with external marks monthly by obtaining on the last Local Business Day of each calendar month two external marks for each Transaction to which this Annex relates and for all Posted Credit Support; such verification of the Secured Party’s Exposure shall be based on the higher of the two external marks.  Each external mark in respect of a Transaction shall be obtained from an independent Reference Market-maker that would be eligible and willing to enter into such Transaction in the absence of the current derivative provider, provided that an external mark may not be obtained from the same Reference Market-maker more than four times in any 12-month period.  The Valuation Agent shall obtain these external marks directly or through an independent third party, in either case at no cost to Party B.  The Valuation Agent shall calculate on each Valuation Date (for purposes of this paragraph, the last Local Business Day in each calendar month referred to above shall be considered a Valuation Date) the Secured Party’s Exposure based on the greater of the Valuation Agent’s internal marks and the external marks received.  If the S&P Value on any such Valuation Date of all Posted Credit Support then held by the Secured Party is less than the S&P Collateral Amount on such Valuation Date (in each case as determined pursuant to this paragraph), Party A shall, within three Local Business Days of such Valuation Date, Transfer to the Secured Party Eligible Credit Support having an S&P Value as of the date of Transfer at least equal to such deficiency.

(ii) Notice to S&P.  At any time at which Party A (or, to the extent applicable, its Credit Support Provider) does not have a long-term unsubordinated and unsecured debt rating of at least “BBB+” from S&P, the Valuation Agent shall provide to S&P not later than the Notification Time on the Local Business Day following each Valuation Date its calculations of the Secured Party’s Exposure and the S&P Value of any Eligible Credit Support or Posted Credit Support for that Valuation Date.  The Valuation Agent shall also provide to S&P any external marks received pursuant to the preceding paragraph.

(d)

Valuation and Timing.

(i)  “Valuation Agent” means Party A.

(ii)  “Valuation Date” means:  each Local Business Day.

(iii)  “Valuation Time” means the close of business on the Local Business Day before the Valuation Date or date of calculation, as applicable;  provided, however, that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)  “Notification Time” means 9:00 a.m., New York time, on a Local Business Day.

(e)

Conditions Precedent and Secured Party's Rights and Remedies. For purposes of Paragraph 8(a), each Termination Event will be a "Specified Condition" for the Pledgor, if the Secured Party has designated an Early Termination Date in connection with the Termination Event.  For all other purposes of this Annex, each Termination Event specified below with respect to a party will be a "Specified Condition" for that party:

Termination Event	Party A	Party B
Illegality	[N/A]	[N/A]
Tax Event	[N/A]	[N/A]
Tax Event Upon Merger	[N/A]	[N/A]
Credit Event Upon Merger	[N/A]	[N/A]
Additional Termination Event(s)	[X]	[X]

(f)

Substitution.

(i)  “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)  Consent.  The Pledgor shall obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d).  Such consent shall not be unreasonably withheld.

(g)

Dispute Resolution.

(i)  “Resolution Time” means 9:00 a.m., New York time, on the Local Business Day following the date on which the notice of the dispute is given by the Disputing Party to the other party.

(ii)  Value.  For the purposes of Paragraphs 5(i)(c) and 5(ii), the Value of the outstanding Credit Support Amount or of any transfer of Eligible Credit Support or Posted Credit Support other than Cash (the “Non-Cash Credit Support”) will be calculated as follows:  the product of (A) appropriate Valuation Percentage and (B) the sum of (I) the mean of the bid prices quoted on such date by any three principal market makers for such Non-Cash Credit Support chosen by the Disputing Party, or if three such quotations are not available from principal market makers for such date, using two such quotations, or if only one such quotation is obtained using such quotation, or if no quotations are available using the mean of such bid prices as of the day, next preceding such date, on which one or more of such quotations were available, plus (II) the accrued interest on such Non-Cash Credit Support (except to the extent Transferred to a party pursuant to this Agreement or included in the applicable price referred to in subparagraph (A) of this Clause) as of such date.

(iii)  Alternative.  The provisions of Paragraph 5 will apply.

(h)

Holding and Using Posted Collateral.

(i)  Eligibility to Hold Posted Collateral; Custodians.

Party B or its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b);  provided that the following conditions applicable to it are satisfied:

(A)

In the event that Party B holds Posted Collateral, Party B is not a Defaulting Party or an Affected Party under an Additional Termination Event.

(B)

Posted Collateral may be held only in the following jurisdiction:  New York

(C)

In the event that the Custodian holds Posted Collateral, the long-term unsubordinated unsecured debt of the Custodian is rated at least A+ and A-1 by Standard & Poors, a division of The McGraw-Hill Companies, Inc. (or any successor thereto) and at least A1 by Moody’s Investors Service, Inc. (or any successor thereto).

Initially, the Custodian for Party B is The Bank of New York Trust Company, National Association.

(ii)  Use of Posted Collateral.  The provisions of Paragraph 6(c) shall not apply.

(i)

Distributions and Interest Amount.

(i)  Interest Rate.  The “Interest Rate” will be the weighted average rate of interest earned by the Secured Party in respect of Posted Collateral in the form of Cash.

(ii)  Transfer of Interest Amount.  The transfer of the Interest Amount will be made on the second Local Business Day of each calendar month in respect of the Interest Amount for the preceding calendar month provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.

(iii)  Alternative to Interest Amount.  Not applicable.

(j)

Additional Representation(s).  Not applicable.

(k)

Other Eligible Support and Other Posted Support.

(i)  “Value” with respect to Other Eligible Support and Other Posted Support means:  Not applicable.

(ii)  “Transfer” with respect to Other Eligible Support and Other Posted Support means:  Not applicable.

(l)

Demands and Notices.

All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here:

Party A:

Global Collateral Support Unit

The Royal Bank of Scotland plc, Financial Markets

280 Bishopsgate

London EC2M 4RB

Facsimile:  44.207 085 4793

Telephone: 44.207 085 5209

With a copy to:

600 Steamboat Road

Greenwich CT 06830

Attn:

Derivatives Settlements

Telephone:  203-618-2781 (Rob Bache)

203-618-2440 (Operations main number)

Facsimile: 203-618-2579

Party B:

Please provide if different from address in Schedule

(m)

Address for Transfers.  All transfers hereunder will be made to the account or accounts most recently notified by each party to the other.

(n)

Other Provisions.

(i)  Single Transferor and Single Transferee.  Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(ii)  Events of Default.  Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.  Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if (A) Second Rating Trigger Event with respect to S&P has occurred and been continuing or (B) a Second Rating Trigger Event with respect to Moody’s has occurred and been continuing for 30 or more Local Business Days and such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

(iii) Form of Annex.  Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(iv) Expenses. Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in any Transfer of Eligible Collateral.

(v)

  Withholding.  Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof the words “less any applicable withholding taxes.”

(vi)  “Local Business Day” means: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

(vii)  Calculation of Value.  Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s First Trigger Value, Moody’s Second Trigger Value”.  Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.  Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value”.  Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.  Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value, as may be”.  Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value”.  Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.

(viii)  “Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

(x)  “Moody’s Second Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s Second Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

(xi)  “S&P Value” means, on any date and with respect to any Eligible Collateral other than Cash, the product of (A) the bid price obtained by the Valuation Agent for such Eligible Collateral and (B) the S&P Valuation Percentage for such Eligible Collateral set forth in paragraph 13(b)(ii).

(xii)  Collateral Account.  Party B shall open and maintain a segregated account, which shall be an Eligible Account, and hold, record and identify all Posted Collateral in such segregated account.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

THE ROYAL BANK OF SCOTLAND PLC By: Greenwich Capital Markets, Inc., its agent By_/s/ David E. Wagner_________________ Name: David E. Wagner Title: Managing Director

THE BANK OF NEW YORK, not individually, but solely as trustee (the “Supplemental Interest Trust Trustee”) on behalf of the Supplemental Interest Trust with respect to the Nationstar Home Equity Loan Asset-Backed Certificates, Series 2007-A

By_/s/ Steve M. Husbands_______________

Name: Steve M. Husbands

Title: Assistant Vice President